Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors
Ares Capital Corporation:

We have audited and reported separately herein on the consolidated financial statements of Ares Capital Corporation and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018. We have not performed any procedures with respect to the audited consolidated financial statements subsequent to February 12, 2019.

The senior securities table included in the Form N-2, under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ KPMG LLP

Los Angeles, California
March 15, 2019